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Exhibit 3.52

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
POLEXIS, INC.

        Carlos Persichetti and Scott Neill hereby certify that:

        1.     They are the duly elected and acting President and Chief Financial Officer, respectively, of Polexis, Inc., a California corporation (the "Corporation").

        2.     The Amended and Restated Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

        The name of the corporation is Polexis, Inc.

ARTICLE II

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 17,250,000. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 4,200,000.

        The first series of Preferred Stock shall be comprised of Eight Hundred Sixty-Nine Thousand Five Hundred Sixty-Three (869,563) shares and shall be designated "Series A Preferred." The second series of Preferred Stock shall be comprised of Three Million Three Hundred Thirty Thousand (3,330,000) shares and shall be designated "Series B Preferred." As used herein, the term "Series A Preferred" without designation shall refer to shares of the Corporation's Series A Preferred Stock, the term "Series B Preferred" shall refer to shares of the Corporation's Series B Preferred Stock, the term "Common" shall refer to the Corporation's Common Stock, and the term "Preferred" shall refer to the Corporation's Preferred Stock.

        The remaining shares of Preferred may be issued from time to time in one or more series. The board of directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of Preferred in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of California and by these Second Amended and Restated Articles of Incorporation. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred and the Series B Preferred subsequent to the issue of shares of such series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common and the Preferred are as follows:

        1.    Dividends.    The holders of the then outstanding Series B Preferred shall be entitled to receive, pari passu with the holders of the then outstanding Series A Preferred, when, as and if declared by the Board of Directors, out of funds legally available therefor, noncumulative cash dividends at an equal rate to be determined by the Board of Directors, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a "Recapitalization Event") per share per annum. No dividend (except may be declared or paid on any shares of Common, Series A Preferred and/or Series B Preferred unless at the same time an equivalent dividend is declared and paid simultaneously on the Common, Series A Preferred and the Series B Preferred with the dividends paid on each share of Series A Preferred and each share of Series B Preferred to be on an as-converted basis. The right to dividends on shares of Series A Preferred, Series B Preferred and Common shall not be cumulative, and no right shall accrue to holders of Series A Preferred, Series B Preferred or Common by reason of the fact that dividends on said shares are not declared in any period,

        2.    Liquidation Preference.    In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

          (a)    Preference.    The holders of Series A Preferred and the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common by reason of their ownership hereof, an amount equal to $1.15 per share for each share of Series A Preferred then held by them and, in the case of the Series B Preferred, an amount equal to $0.4806 per share for each share of Series B Preferred then held by them (each as adjusted for Recapitalization Events affecting the number of outstanding shares of Series A Preferred and Series B Preferred) plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred and Series B Preferred of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to shareholders will be distributed among the holders of the Series A Preferred and Series B Preferred ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).

          (b)   After payment has been made to the holders of Series A Preferred and Series B Preferred pursuant to Section 2(a), the holders of Common, Series A Preferred, and Series B Preferred shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to shareholders, based on the number of shares of Common then held by them (assuming full conversion of all such Series A Preferred and Series B Preferred).

          (c)    Reorganization or Merger.    A reorganization or merger of the Corporation with or into any other corporation or corporations, the tendering of shares of the Corporation pursuant to a tender offer, a sale of all or substantially all of the assets of the Corporation or any other transaction involving the Corporation or its shareholders in which (in any such case) the shareholders of the Corporation do not own a majority of the outstanding shares of the surviving corporation (a "Corporate Sale") shall be deemed to be a liquidation within the meaning of this

  Section 2. Any securities to be delivered to the holders of the Series A Preferred, Series B Preferred, and Common upon a Corporate Sale shall be valued as follows:

              (i)  If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange for the twenty (20) consecutive trading days ending three (3) business days prior to the closing;

             (ii)  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices or sale prices (whichever are applicable) for the twenty (20) consecutive trading days ending three (3) business days prior to the closing; and

            (iii)  If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation, the holders of not less than a majority of the outstanding shares of Series A Preferred and the holders of not less than a majority of the outstanding shares of Series B Preferred, voting together as a single class, provided that if the Corporation and the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred are unable to reach agreement, then by independent appraisal by an investment banker acceptable to the holders of a majority of the outstanding shares of Series A Preferred and the holders of a majority of the outstanding shares of Series B Preferred, voting together as a single class, and hired and paid by the Corporation.

          (d)    Noncash Distributions.    Except as otherwise provided in Section 2(c) above, if any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred, Series B Preferred, or Common. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred, Series B Preferred, or Common of the appraiser's valuation.

          (e)    Consent for Certain Repurchases.    Each holder of an outstanding share of Series A Preferred or Series B Preferred shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common issued to or held by directors, employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

        3.     Voting Rights.

          (a)    General.    The holder of each share of Series A Preferred and the holder of each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common into which each share of Series A Preferred or Series B Preferred, respectively, could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common. The holder of each share of Series A Preferred and the holder of each share of Series B Preferred shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation (the "Bylaws") and shall vote with holders of the Common at any annual or special meeting of shareholders of the Corporation, or by written consent, upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common into which shares of Series A Preferred and shares of Series B Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

        4.    Conversion.    The holders of the Series A Preferred and the holders of the Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):

          (a)   Right to Convert.

            (i)    Series A Preferred.    Each share of Series A Preferred shall be convertible into shares of Common without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred. Each share of Series A Preferred shall be convertible at the conversion rate determined by dividing $1.15 by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. The number of shares of Common into which each share of Series A Preferred may be converted is hereinafter referred to as the "Series A Conversion Rate." The conversion price per share (the "Series A Conversion Price") at which shares of Common were initially issuable upon conversion of any shares of Series A Preferred Stock was $1.15 and the initial Series A Conversion Rate was 1/1. As of November 2, 2000, the Series A Conversion Price was $0.3833 and the Series A Conversion Rate was 3/1.

            (ii)    Series B Preferred.    Each share of Series B Preferred shall be convertible into shares of Common without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred. Each share of Series B Preferred shall be convertible at the conversion rate determined by dividing $0.4806 by the Series B Conversion Price (determined as provided herein) in effect at the time of conversion. The number of shares of Common into which each share of Series B Preferred may be converted is hereinafter referred to as the "Series B Conversion Rate." The conversion price per share (the "Series B Conversion Price") at which shares of Common shall be initially issuable upon conversion of any shares of Series B Preferred Stock shall be $0.4806 and the initial Series B Conversion Rate shall be 1/1.

          (b)    Automatic Conversion.    Each share of Series A Preferred and each share of Series B Preferred shall automatically be converted into shares of Common at its then effective Series A Conversion Rate or Series B Conversion Rate, respectively, immediately upon the earlier of (i) the consent of the holders of at least two-thirds of the outstanding Series A Preferred and Series B Preferred, voting together as a single class, or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common (other than a registration on Form S-8, Form S-4 or comparable or successor forms), which results in aggregate gross proceeds (prior to underwriters' commissions and expenses) to the Corporation of not less than $20,000,000.

          (c)   Adjustments to Conversion Price of Series A Preferred and/or Series B Preferred.

            (i)    Special Definitions.    For purposes of this Section 4(c), the following definitions shall apply:

              (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

              (2)   "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common.

              (3)   "Additional Shares of Common" shall mean all shares of Common issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the

      Original Issue Date of the Series A Preferred or the Series B Preferred, as the case may be, other than shares of Common issued or issuable:

                a)    upon conversion of shares of the Preferred;

                b)    shares (as adjusted for Recapitalization Events) to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee/service-provider stock incentive program or agreement approved by the Board of Directors;

                c)     in connection with the acquisition by the Corporation of another business entity or majority ownership thereof;

                d)    shares of Common (as adjusted for Recapitalization Events), in connection with any lease financing transaction approved by the Board of Directors;

                e)    as a dividend or distribution on the Preferred;

                f)     in connection with a strategic investment or the acquisition of intellectual property or technology approved by the Board of Directors;

                g)     in connection with the acquisition of another company's assets approved by the Board of Directors; or

                h)    by way of dividend or other distribution on shares of Common excluded from the definition of Additional Shares of Common by the foregoing clauses Section 4(c)(i)(3)(a) through Section 4(c)(i)(3)(g) or this clause Section 4(c)(i)(3)(h).

              (4)   "Original Issue Date" shall mean, with respect to any Convertible Security, the date on which the first of the series of such Convertible Security was first issued.

            (ii)    No Adjustment of Series A Conversion Price or Series B Conversion Price.    No adjustment in the Series A Conversion Price or the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the respective Series A Conversion Price or Series B Conversion Price in effect on the date of, and immediately prior to, such issue.

            (iii)    Deemed Issue of Additional Shares of Common.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number of Common issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv) hereof) of such Additional Shares of Common would be less than the Series A Conversion Price or the Series B Conversion Price, respectively, in effect on the :fate of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

              (1)   except as provided in Section 4(c)(iii)(2) below, no further adjustment in the Series A Conversion Price or Series B Conversion Price, respectively, shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Series A Conversion Price or Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

              (3)   no readjustment pursuant to clause Section 4(000(2) above shall have the effect of increasing the Series A Conversion Price or the Series B Conversion Price, respectively, to an amount which exceeds the lower of (a) the Series A Conversion Price or the Series B Conversion Price, respectively, on the original adjustment date or (b) the Series A Conversion Price or Series B Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

            (iv)    Adjustment of Series A Conversion Price and/or Series B Conversion Price Upon Issuance of Additional Shares of Common.    In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(c)(iii) without consideration or for a consideration per share less than the Series A Conversion Price and/or the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the Series A Conversion Price and/or Series B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price or Series B Conversion Price, as appropriate, by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series A Conversion Price or Series B Conversion Price, as appropriate; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided that, for the purposes of this Section 4(c)(iv), all shares of Common issuable upon conversion, exchange or exercise of all outstanding Preferred and other Convertible Securities and all outstanding Options shall be deemed to be outstanding, and, immediately after any Additional Shares of Common are deemed issued pursuant to Section 4(c)(iii), such Additional Shares of Common shall be deemed to be outstanding.

            (v)    Determination of Consideration.    For purposes of this Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

              (1)    Cash and Property.    Such consideration shall:

                a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

                b)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                c)     in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

              (2)    Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(c), relating to Options and Convertible Securities, shall be determined by dividing:

                a)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                b)    the maximum number of shares of Common (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi)  Other Adjustments to Series A Conversion Price and Series B Conversion Price.

              (1)    Subdivisions, Combinations, or Consolidations of Common.    In the event the outstanding shares of Common shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common after the Original Issue Date (it being understood that this Section 4(c)(vi)(1) does not apply in the case of an adjustment, as set forth in Section 4(c)(iii)(2), in the number of shares of Common issuable upon the exercise, conversion or exchange of Options or Convertible Securities) the Series A Conversion Price and the Series B Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

              (2)    Distributions Other Than Cash Dividends Out of Retained Earnings.    In case the Corporation shall declare a cash dividend upon its Common payable otherwise than out of retained earnings or shall distribute to holders of its Common shares of its capital stock (other than shares of Common and other than as otherwise adjusted in this Section 4(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common or other securities of the Corporation convertible into or exchangeable for Common), then, in each such case, provision shall be made so that the holders of Series A Preferred and the holders of the Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Series A Preferred or Series B Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred or the Series B Preferred.

              (3)    Reclassifications.    In the case, at any time after the date hereof, of any capital reorganization (except as provided in Section 2(c)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred and the Series B Preferred shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series A Preferred or Series B Preferred into Common. The provisions of this Section 4(c)(vi)(3) shall similarly apply to successive reorganizations, reclassifications, consolidations or other changes as provided for herein.

          (d)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or the Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred or Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred or Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price of the Series A Preferred at the time in effect or, as appropriate, the Series B Conversion Price of the Series B Preferred at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred or the Series B Preferred, respectively.

          (e)    Mechanics of Conversion.    Before any holder of Series A Preferred or Series B Preferred shall be entitled to convert the same into shares of Common, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred or Series B Preferred, respectively, and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred or Series B Preferred a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred or Series B Preferred to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) hereof such conversion shall be deemed to have been made immediately after the giving of the consent referred to in Section 4(b)(i) or immediately prior to the closing of the offering referred to in Section 4(b)(ii)) and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

          (f)    Fractional Shares.    In lieu of any fractional shares to which the holder of Series A Preferred or Series B Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common issuable upon conversion of the total number of shares of Series A Preferred or Series B Preferred of each holder at the time converting into Common.

          (g)    No Impairment.    Except by amendment to these Second Amended and Restated Articles of Incorporation in accordance with Section 5, the Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred or Series B Preferred against impairment.

          (h)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common solely for the purpose of effecting the conversion of the shares of Series A Preferred and Series B Preferred such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred and Series B Preferred; and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred and Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

          (i)    No Reissuance of Converted Shares.    No shares of Series A Preferred or Series B Preferred which have been converted into Common after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

          (j)    Notices of Record Date.    In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series A Preferred and Series B Preferred at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

        5.    Protective Provisions.    In addition to any other rights provided by law, so long as any Series A Preferred or Series B Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Series A Preferred, voting separately as a single class, and of the holders of not less than two-thirds of the outstanding shares of Series B Preferred, voting separately as a single class:

          (a)   sell, convey, or otherwise dispose of or encumber all or substantially all of its property or assets or merge or consolidate with or into any other corporation or corporations or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of for a price implying a value of the entire Corporation of less than $20,000,000;

          (b)   redeem or repurchase any shares of capital stock, except as provided in Section 2(e).

          (c)   create, authorize or issue shares of any class of stock or any other securities convertible into equity securities of the Corporation having preferences superior to or on par with the Series A Preferred or Series B Preferred with regard to dividends and assets of the Corporation;

          (d)   amend or change the rights, preferences, privileges or powers of the Series A Preferred or the Series B Preferred;

          (e)   amend or change the rights, preferences or privileges of the outstanding shares of Common in such a manner as to provide such shares with a preference or priority on par with or superior to the preference and priority of the Series A Preferred or Series B Preferred with regard to dividends and assets of the Corporation;

          (f)    declare or pay a dividend on the Common (other than a dividend payable solely in shares of Common); or

          (g)   license any of the Corporation's technology in such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Corporation, for a price less than $20,000,000.

ARTICLE IV

        The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article IV, or the adoption of any provision of the Second Amended and Restated Articles of Incorporation inconsistent with this Article IV, shall only be prospective and shall not adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE V

        This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. Any repeal or modification of this Article V, or the adoption of any provision of the Second Amended and Restated Articles of Incorporation inconsistent with this Article V, shall only be prospective and shall not adversely affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

        The foregoing Second Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

        The foregoing Second Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California General Corporations Law. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing Second Amended and Restated Articles of Incorporation was 7,200,000 shares of Common and 869,563 shares of Series A Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of capital stock, a majority of the outstanding shares of Common and two-thirds of the outstanding shares of Series A Preferred.

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        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        Executed this 3rd day of November, 2000.

/s/ Carlos Persichetti Carlos Persichetti President

/s/ Scott Neill Scott Neill Chief Financial Officer

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
POLEXIS, INC.

        David Overskei and Michael Glasgow hereby certify that:

        1.     They are the duly elected and acting President and Secretary, respectively, of Polexis, Inc., a California corporation (the "Company").

        2.     The first paragraph of Article III of the Articles of Incorporation of the Company is amended in its entirety to read as follows:

          "The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 22,000,000. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 4,200,000."

        3.     The foregoing amendment to the Articles of Incorporation has been duly approved by the Board of Directors.

        4.     The foregoing amendment was approved by the holders of the requisite number of shares of said Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 7,203,650 shares of Common Stock, 869,563 shares of Series A Preferred Stock and 5 shares of Series B Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) more than fifty percent (50%) of the outstanding shares of capital stock of this Corporation and (ii) more than fifty percent (50%) of the outstanding shares of Common Stock.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct to our knowledge.

Dated: October 29, 2002

/s/ David Overskei David Overskei, President
/s/ Michael Glasgow Michael Glasgow, Secretary

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION]

AGREEMENT OF MERGER
OF
SHADOW RESEARCH INTERNATIONAL, INC.
AND
POLEXIS, INC.

        AGREEMENT OF MERGER entered into on March 31, 2004 by Shadow Research International, Inc. and Polexis, Inc., as approved by the Board of Directors of each of said corporations:

        1.     Shadow Research International, Inc., which is a corporation incorporated in the State of Delaware, and which is sometimes hereinafter referred to as the "Disappearing Corporation," shall be merged with and into Polexis, Inc., which is a corporation incorporated in the State of California, and which is sometimes hereinafter referred to as the "Surviving Corporation." The laws of the jurisdiction of incorporation of the Disappearing Corporation permit the merger of a business corporation of said jurisdiction with and into a business corporation of another jurisdiction.

        2.     The separate existence of the Disappearing Corporation shall cease upon the effective date of the merger in accordance with the provisions of the laws of the jurisdiction of incorporation of said corporation.

        3.     The Surviving Corporation shall continue its existence under its present name pursuant to the provisions of the General Corporation Law of the State of California.

        4.     The Articles of Incorporation of the Surviving Corporation upon the effective date of the merger in the State of California shall be the Articles of Incorporation of said Surviving Corporation and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of California.

        5.     The bylaws of the Surviving Corporation upon the effective date of the merger in the State of California shall be the bylaws of said Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of California.

        6.     The directors of the Disappearing Corporation upon the effective date of the merger in the State of California shall become the members of the Board of Directors of the Surviving Corporation, and the officers of the Surviving Corporation who are in office upon the effective date of the merger shall remain as the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election, choice, and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

        7.     Each issued share of the Disappearing Corporation shall, upon the effective date of the merger, be converted into one (1) share of the Surviving Corporation. The issued shares of the Surviving Corporation immediately prior to the Effective Time shall be exchanged for adequate consideration (as specified in Sections 7A, 7B and 7C below) and each said share which is issued as of the complete effective date of the merger shall be cancelled.

          7A.  Each issued share of Common Stock of the Surviving Corporation shall, upon the effective date of the Merger, be converted into (i) $0.1145551 cash, (ii) 0.0542312 shares of common stock of SYS, a California corporation, which was the parent of the Disappearing Corporation ("SYS"), and (iii) a promissory note of SYS, in the form attached hereto as Exhibit A (a "Note') with an original principal amount of $0.1068354.

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          7B.  Each issued share of Series A Preferred Stock of the Surviving Corporation shall, upon the effective date of the merger, be converted into (i) $0.7861153 cash; (ii) 0.1250559 shares of common stock of SYS; and (iii) a Note with an original principal amount of $0.2463609.

          7C.  Each issued share of Series B Preferred Stock of the Surviving Corporation shall, upon the effective date of the merger, be converted into (i) $0.3218283 cash; (ii) 0.0511967 shares of common stock of SYS; and (iii) a Note with an original principal amount of $0.1008579.

        8.     In the event that the merger herein provided for shall have been fully authorized in accordance with the provisions of the laws of the jurisdiction of incorporation of the Disappearing Corporation and in accordance with the provisions of the General Corporation Law of the State of California, the Disappearing Corporation and the Surviving Corporation hereby agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and of the State of California, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

        9.     The Board of Directors and the proper officers of the Disappearing Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the Merger herein provided for.

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        The undersigned have executed this Agreement of Merger of Shadow Research International, Inc. and Polexis, Inc. as of the date set forth below.

Executed as of March 31, 2004
SHADOW RESEARCH INTERNATIONAL, INC.
	By:	/s/ Clifton L. Cooke Clifton L. Cooke, President
	By:	/s/ Michael W. Fink Michael W. Fink, Secretary
Executed as of March 31, 2004
POLEXIS, INC.
	By:	/s/ Kimberly Holly Kimberly Holly, President
	By:	/s/ Michael Glasgow Michael Glasgow, Secretary

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 EXHIBIT A

        THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SYS THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE NOTE

        FOR VALUE RECEIVED, SYS, a California corporation (the 'Borrower"), hereby promises to pay to                                    (the "Holder"), the sum of                                     ($            ), with simple interest accruing at the annual rate of ten percent (10%), on                                    , 2007 (the "Maturity Date").

        The following terms apply to this Note:

ARTICLE 1
PAYMENT RELATED PROVISIONS

        1.1    Payment Grace Period.    The Borrower will have a twenty (20) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of the higher of (i) one percent (1%) per month or (ii) the maximum amount allowed by law will apply to the amounts past due hereunder.

        1.2    Interest Rate.    Subject to the Holder's right to convert, interest payable on this Note will accrue at the annual rate of ten percent (10%) and be payable (i) on each April 1, July 1, October 1 and January 1, commencing July 1, 2004 (ii) on any Conversion Date and (iii) on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest is due and payable.

ARTICLE 2
CONVERSION RIGHTS

        The Holder will have the right to convert the principal amount due under this Note into Shares of the Borrower's Common Stock as set forth below.

        2.1    Conversion Rights.    The Holder will have the right from and after the Closing Date, and then at any time until the Maturity Date, to convert all, but not part, of the outstanding and unpaid principal portion of this Note (the date of giving of such notice of conversion, a "Conversion Date") into shares of fully paid and nonassessable shares of restricted common stock of the Borrower (as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Borrower into which such stock is hereafter changed or reclassified, the "Common Stock") at an initial per share conversion price equal to $2.32 per share (the "Conversion Price"). Within five (5) business days after the delivery to the Borrower of the attached Notice of Conversion, fully executed by the Holder, the Borrower will issue and deliver to the Holder the shares of Common Stock issuable in the conversion, along with accrued but unpaid interest on the Note through the Conversion Date. In the event that at any time and from time to time following the six-month anniversary of the date of this Note but ending on October 15, 2005 (i) the resale of the shares of Common Stock underlying this Note is subject to an effective registration statement under the Securities Act of 1933, as amended, and (ii) the closing price of the Borrower's Common Stock on the principal exchange on which it is traded is $3.00 or more for five or more consecutive trading days, then, at any time within twenty (20) days thereafter, Borrower

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may demand the conversion of up to a total of 50% of the original principal amount of this Note and, upon such demand, 50% of the principal amount of this Note shall be converted in accordance with the terms hereof. Certificates evidencing shares of Common Stock issued upon conversion of this Note shall bear a legend indicating that the issuance of the shares was not registered under applicable securities laws and that the shares may be resold only pursuant to a registration or an exemption from registration.

        2.2    Conversion Price Adjustments.    The Conversion Price described in Section 2.1 and the number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1 is subject to adjustment upon any of the following events:

        2.3    Merger, Consolidation or Sale of Assets.    If the Borrower at any time consolidates with or merges into, or sells or conveys all or substantially all of its assets to, any other entity, the unpaid principal portion of this Note and accrued interest thereon will thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable, on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision will similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 2.2.3 and 2.2.4 will apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

        2.4    Reclassification.    If the Borrower at any time, by reclassification or otherwise, changes the Common Stock into the same or a different number of securities of any class or classes, the unpaid principal portion of this Note and accrued interest thereon will thereafter be deemed to evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

        2.5    Stock Splits, Combinations and Dividends.    If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price will be proportionately reduced in case of subdivision of shares or stock dividends or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares outstanding immediately prior to such event.

        2.6    Share Issuance.    Subject to the provisions of this Section 2.2, if the Borrower at any time issues any shares of Common Stock prior to the conversion of the entire principal amount of the Note (other than (i) as provided in this Section 2.2 or (ii) (a) pursuant to options, warrants or other obligations to issue shares outstanding on the date hereof; (b) pursuant to options, warrants or other obligations to issue shares pursuant to a Company Plan or otherwise for employees, consultants and directors and (c) pursuant to any shares issued or to be issued in connection with other convertible notes, a merger or acquisition transaction) for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon' each such issue, the Conversion Price will be reduced as follows: (x) the number of shares of Common Stock outstanding immediately prior to such issue will be multiplied by the Conversion Price in effect at the time of such issue and the product will be added to the aggregate consideration, if any, received by the Borrower upon such issue of additional shares of Common Stock and (y) the sum so obtained will be divided by the number of shares of Common Stock outstanding immediately after such issue. The resulting quotient will be the adjusted Conversion Price. Except for issuances pursuant to clauses (i) and (ii) of this Section 2.2.4, for purposes of this adjustment the issuance of any security of the Borrower carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to

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purchase Common Stock will result in an adjustment to the Conversion Price upon the issuance of shares of Common Stock pursuant to such conversion or purchase rights.

        2.7    Reservation of Shares.    As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

ARTICLE 3
EVENTS OF DEFAULT

        The occurrence of any of the following events (each, an "Event of Default") will, at the option of the Holder, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

        3.1    Failure to Pay Principal or Interest.    The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues past the grace period allowed in Section 1.1 hereof.

        3.2    Breach by Borrower.    The Borrower breaches any material representation, warranty, covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after written notice to the Borrower from the Holder.

        3.3    Receiver or Trustee.    The Borrower makes an assignment for the benefit of creditors, applies for or consents to the appointment of a receiver or trustee for the Borrower or for a substantial part of its property or business or such a receiver or trustee is otherwise appointed.

        3.4    Bankruptcy.    Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or similar law are instituted by or against the Borrower and are not dismissed within forty-five (45) days of initiation.

        3.5    Default.    The Borrower, after applicable notice and cure periods, defaults under any one or more of its obligations in an aggregate monetary amount in excess of $500,000 and such default is not remedied within 90 days.

        3.6    Failure to Deliver Common Stock.    The Borrower fails to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note.

ARTICLE 4
MISCELLANEOUS

        4.1    Notices.    Any notice required or permitted hereunder must be in writing and either personally served or sent by facsimile transmission (with a copy sent by regular, certified or registered mail or by overnight courier). For the purposes hereof, the address and facsimile number of the Holder is                                     , facsimile number                                    . The address and facsimile number of the Borrower is SYS Technologies, 5050 Murphy Canyon Road, Suite 200, San Diego, California 92123, and facsimile number 858-715-5510. Both the Holder and the Borrower may change the address and facsimile number for notice by service of notice to the other party as herein provided.

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        4.2    Amendment Provision.    The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

        4.3    Assignability.    This Note will be binding upon the Borrower and its successors and permitted assigns, will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

        4.4    Governing Law.    This Note will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Note may be brought only in the state courts of California or in the federal courts located in San Diego County in the State of California. Both parties agree to submit to the jurisdiction of such courts.

        4.5    Maximum Payments.    Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

        4.6    Arbitration.    Any action to enforce or interpret this Note, or to resolve disputes with respect to this Note between the Holder and the Borrower, will be settled by arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The AAA, through its San Diego, California office, will administer the arbitration. Either party may commence arbitration by sending a written demand for arbitration, setting forth the nature of the matter to be resolved by arbitration, to the other party. The arbitrator will apply the substantive law of the State of California to the resolution of the dispute. The prevailing party will be entitled to reimbursement from the other party of arbitration costs, attorney fees, costs and expenses incurred in connection with the arbitration. All decisions of the arbitrator will be final, binding and conclusive on the parties thereto.

        4.7    Attorney Fees.    In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

        IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this day of                                     , 2004.

SYS
By:	Clifton L. Cooke, Jr. President and Chief Executive Officer

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 NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

        The undersigned hereby elects to convert the Note issued by SYS on                                    , 200    into Shares of Common Stock of SYS according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address:

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 POLEXIS, INC.
OFFICERS' CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

        We, Kimberly Holly and Michael Glasgow, certify that:

        1.     We are the President and Secretary, respectively of Polexis, Inc., a corporation duly organized under the laws of the state of California.

        2.     The principal terms of the agreement of merger in the form attached were duly approved by the Board of Directors and shareholders of the corporation.

        3.     The total number of outstanding shares of each class of the corporation entitled to vote on the merger is as follows:

Class	Total Number of Shares Entitled to Vote
Common Stock	7,254,150
Series A Preferred Stock	869,563
Series B Preferred Stock	3,329,177
Preferred Stock	4,198,740

        4.     The principal terms of the agreement of merger in the form attached were approved by the shareholders of this corporation by a vote of the number of shares of each class which equaled or exceeded the vote required by each class to approve the agreement of merger.

        5.     Each class entitled to vote and the minimum percentage vote of each class is as follows:

Class	Minimum Percentage Vote
Common Stock	Two-Thirds
Series A Preferred Stock	Two-Thirds
Series B Preferred Stock	Two-Thirds
Preferred Stock	Two-Thirds

        Effective as of the date set forth below, in the City of San Diego in the State of California, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that she or he signed the foregoing Officers' Certificate of Approval of Agreement of Merger in the official capacity set forth after her or his signature, and that the statements set forth in said certificate are true of her or his own knowledge.

        Executed as of March 31, 2004

/s/ Kimberly Holly Kimberly Holly, President
/s/ Michael Glasgow Michael Glasgow, Secretary

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 SHADOW RESEARCH INTERNATIONAL, INC.
OFFICERS' CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

        We, Clifton L. Cooke and Michael W. Fink certify that:

        1.     We are the President and Secretary, respectively of Shadow Research International, Inc., a corporation duly organized under the laws of the state of Delaware.

        2.     The principal terms of the merger agreement in the form attached was duly approved by the Board of Directors and shareholders of the corporation.

        3.     There is only one class of shares and the total number of outstanding shares is 5,000.

        4.     The shareholder percentage vote required for the aforesaid approval was 51%.

        5.     The principal terms of the merger agreement in the form attached were approved by the corporation by a vote of the number of shares which equaled or exceeded the vote required.

        6.     No vote of the shareholders of SYS, a California corporation (the parent of this corporation) was required.

        Effective as of the date set forth below, in the City of San Diego in the State of California, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that he signed the foregoing Officers' Certificate of Approval of Agreement of Merger in the official capacity set forth after his signature, and that the statements set forth in said certificate are true of his own knowledge.

Executed as of March 31, 2004

/s/ Clifton L. Cooke Clifton L. Cooke, President
/s/ Michael W. Fink Michael W. Fink, Secretary

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QuickLinks

  Exhibit 3.52
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF POLEXIS, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
EXHIBIT A
CONVERTIBLE NOTE
ARTICLE 1 PAYMENT RELATED PROVISIONS
ARTICLE 2 CONVERSION RIGHTS
ARTICLE 3 EVENTS OF DEFAULT
ARTICLE 4 MISCELLANEOUS
NOTICE OF CONVERSION
POLEXIS, INC. OFFICERS' CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER
SHADOW RESEARCH INTERNATIONAL, INC. OFFICERS' CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER